Exhibit 10.13

Employment Agreement

Entered into and executed in Jerusalem on November 25, 2013

Between

Intec Pharma Ltd. Private Company 513022780

of 12 Hartom st. P.O. Box 45219

Jerusalem 91450

(the "Company")

of the first part

And

Name of Employee: Liat Flaishon

I.D.: 022263591

Address: 22 Rosen, Ramat Gan

(the "Employee")

of the second part

Whereas	The Employee has expressed his will to be employed by the Company in the office of a VP Business Development and Medical Affairs (the "Office"), and under the other terms specified in this Agreement below; and

Whereas	The Employee declares that he has the ability, qualifications, credibility and experience required for the fulfillment of the Office in which he will serve in the Company; and

Whereas	The Employee will be exposed to knowledge and information pertaining to the Company or related thereto, to the property, business and affairs thereof, the customers thereof, the suppliers thereof, the persons and entities who have been or are in contact with the Company, including, but without derogating from the generality of the aforesaid – methods, processes, prices, calculations, human resources management and setting compensation, conditions of agreements in which the Company is engaged, and other documents of the Company; and

Whereas	The Company and the Employee desire to regulate the terms of employment of the Employee, all as specified in this Agreement below;

Now therefore, it had been declared, stipulated and agreed between the parties as follows:

[signature]

1.	The Substance Agreement

1.1.	This Agreement regulates the relations between the Company and the Employee, and exclusively determines the terms of engagement of the Employee with the Company.

1.2.	The headings of the clauses in this Agreement are for purposes of the parties' convenience only and may not be used for interpretation of the Agreement or the terms hereof.

2.	Employee Representations

The Employee represents to the Company as follows:

2.1.	He has the knowledge, ability, experience, qualifications and skills required for the performance of the Office according to the provisions of this Agreement and the instructions of the Company from time to time.

2.2.	He is not engaged in any other commitment or agreements which prevent him from being bound by this Agreement, and if that is not the case – he will compensate and indemnify the Company for any expense incurred thereto thereby.

2.3.	He was not indicted nor convicted in any criminal offence, including an infamous crime, no criminal file was ever initiated against him at the Israeli police, and to the best of his knowledge, no interrogation is currently being conducted against him.

2.4.	He will keep in confidence all of the terms and details of this Agreement.

2.5.	He is aware that a trial period of three months has been defined (the "Trial Period") during which the Employee's position will be defined as a Director Business Development and Medical Affairs, during which the Company shall examine the Employee's suitability for the position of VP Business Development and Medical Affairs and to the Company and his compliance with his representations and undertakings as specified herein.

3.	The Employee's Undertakings

The Employee undertakes the following towards the Company:

3.1.	The Employee will be employed by the Company in a full time position as shall be required and according to the instructions of the Company's management, in the position of a VP Business Development and Medical Affairs.

3.2.	To fulfill his Office honestly, devotedly, loyally and skillfully and to do all that is within his capacity for the promotion of the Company.

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3.3.	Subject to the Company's requirements from time to time, the Employee undertakes to dedicate all of the time and attention required, his qualifications, knowledge and experience for fulfillment of the Office solely for the Company's benefit and interests.

3.4.	That he will be subject, within his Office, to the Company's CEO, and will comply with his instructions pertaining to his work and/or position, including, but without derogation, instructions and/or directions regarding work procedures and any other instruction of the Company's management.

3.5.	That he shall not commit and/or guarantee and/or represent in the name of the Company and will not impose any liability thereon, and will not use the name thereof, beyond the authorities conferred upon him according to this Agreement and/or authorities which will be explicitly defined by the Company's management.

3.6.	Not to engage in any other occupation, other than with the Company's advance written consent and subject to the terms of the consent, if granted.

3.7.	During the term of his employment and within the fulfillment of his Office, the Employee shall act within the framework of the Company's procedures, discipline rules, articles of association and arrangements, as shall be determined by the Company from time to time.

3.8.	The Employee will not be entitled to receive, in relation to the performance of his Office, any consideration or benefit, from any entity whatsoever, including customers or suppliers of the Company. Any amount and benefit, or the equivalent thereof, which the Employee shall receive contrarily to the aforesaid, will belong to the Company and the Employee undertakes to return them to the Company upon the first request.

3.9.	To notify the Company immediately and with no delay of any issue in respect of which he has a personal interest and/or which may create a conflict of interests with the Office.

4.	The salary and benefits

4.1.	During the Trial Period, the Employee will be entitled to a monthly salary of NIS 36,000 gross. After the end of the Trial Period, his salary will be increased so that in consideration for fulfillment of his Office according to this Agreement during the period which shall follow the end of the Trial Period, the Employee will be entitled to a monthly salary of NIS 38,000 gross (the "Monthly Salary").

4.2.	The Monthly Salary will include all of the cost of living adjustments and salary increases paid to employees in Israel, until and including the date of execution of this Agreement. The Monthly Salary shall be increased from time to time by the amount of the new cost of living adjustments or the new salary increases which shall be paid to all of the employees in Israel after the date of execution of this Agreement by virtue of expansion orders of general collective bargaining agreements regarding cost of living adjustments or salary increases.

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4.3.	The Monthly Salary shall be paid to the Employee after any amounts which the Company is obligated and/or entitled to deduct according to any law and/or this Agreement, no later than the 10th day of the calendar month following the month for which the salary is paid.

4.4.	The Employee shall be entitled to an annual leave which will be calculated according to a tenure of 4 years and will be updated according to the Annual Leave Law, 5711-1951, sick pay, recuperation pay and severance pay, according and subject to the provisions of any law.

4.5.	For avoidance of doubt, it shall be clarified that the Employee's days of leave may not be accumulated and will be used on days agreed upon between him and the Company. Their redemption, if permitted by law, will be permitted only after the Employee's termination of work.

4.6.	It is agreed that the Company shall be entitled to deduct from the salary and/or from any payment which the Employee shall be able to receive from the Company, if any, according to law and/or according to the provisions of this Agreement, any amount which the Employee shall owe the Company according to the agreements made and/or that shall be made between them in writing and/or orally and/or which the Company shall be entitled to deduct according to the Employee's instructions and/or the provisions of this Agreement.

4.7.	The provisions of this Section above constitute an instruction and undertaking according to the Salary Protection Law, 5718-1958 as well.

4.8.	The Employee hereby represents that he knows and agrees that within the capacity of his position, which requires a special level of personal trust, he is not included in the employees to whom the Work and Rest Hours Law, 5711-1951 applies, and he will not be entitled to claim or receive any payments or additions due to his working overtime. Alternatively it is agreed that the salary also includes payment for working overtime, as mandated by the Office.

5.	Managers' Insurance, Study Fund, Other Benefits

5.1.	During the period of application of this Agreement, and subject to directives which will be set forth from time to time by the Income Tax Commission and according to the permitted ceiling for deduction, the Company will contribute to the Employee's credit, the contributions according to Section 14 of the Severance Pay Law, 5723-1963, and the Approval of the Minister of Labor and Social Affairs in an order dated June 30, 1998, which was given according to Section 14 as aforesaid, including all amendments thereto, and which is attached to this Agreement as Annex A, to management insurance or to a pension fund.

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5.2.	The Company undertakes, commencing from the date of execution of this Agreement, to contribute an amount in NIS which is equal to 7.5% of the Monthly Salary to a study fund, which will be paid directly to a study fund. The Employee will deduct an additional amount which is equal to 2.5% of the Monthly Salary as aforesaid. The Employee hereby agrees that the Company will deduct the said amount from his salary.

5.3.	It is hereby agreed that upon termination of employment according to this Agreement, the Company will release to the Employee all of the amounts accrued in his name in the insurance policy and which were contributed from his Salary. In addition, subject to the Employee's compliance with the provisions of this Agreement, the Company shall release to the Employee also all of the amounts which were accrued in an insurance policy and which were contributed by the Company. The contributions on account of severance pay will be released according to the Employee's entitlement or absence thereof to severance pay according to law or according to this Agreement.

5.4.	For avoidance of doubt, in case that the Employee shall be dismissed under circumstances as defined in Section 16 and/or Section 17 of the Severance Pay Law and/or in case that the work relation between the Employee and the Company shall be terminated under circumstances of a severe discipline violation, breach of employment contract, betrayal of trust, an infamous crime as well as upon the occurrence of the events specified in Section 7.5 below, he will not be entitled to severance pay and advance notice.

5.5.	It is hereby agreed, unequivocally that the amounts accrued in the insurance policy on account of the Company's participation (i.e. 8.33% of any payment of a gross Monthly Salary) will be in lieu and as a final and full substitution to any severance pay which the Employee will be or will become entitled to according to any law which shall apply. This Section is according to Section 14 of the Severance Pay Law, 5723-1963, and the Approval of the Minister of Labor and Social Affairs in an order dated June 30, 1998, which was given according to Section 14 as aforesaid, including the amendments thereto, and which is attached to this Agreement as Annex A.

5.6.	It is agreed that the provisions of Sections 4 and 5 above exhausts all of the Employee's entitlements from the Company for fulfilling his Office as provided in this Agreement and the Employee will have no claim against the Company and/or any demand in addition to that.

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6.	Car and Cellular Phone

6.1.	The Company shall provide the Employee with a private Grade 2 car and will bear all of the expenses involved in the use of the car (licensing, insurance, repairs and so forth) (the "Car"). Replacing the Car with a new one shall be done according to the Company's discretion. The tax in respect of the use value which shall apply will be deducted from the Employee's Monthly Salary according to law.

6.2.	The Employee will ensure proper maintenance of the Car and will use the Car reasonably and with care. The use and servicing of the Car will be according to the instructions and procedures of the Company as shall be in effect from time to time.

6.3.	The Employee represents that it has been made clear to him that he is personally responsible for the payment of the deductable amount in case of an accident and/or stealing the car and is also responsible for the payment of any traffic fines and/or parking tickets and/or other fines and reports, which will be imposed in respect of the Car in the name of the Company or in the name of the Employee, all as shall be determined from time to time by the Company. If an employee does not act as specified in this Section, the Company shall endorse the reports and/or fines as aforesaid in the name Employee's name. For avoidance of doubt it shall be clarified, that the Employee's liability according to the provisions of this Section will apply also if the fact of the fines and/or reports in respect of the Car will become known to the Company after the Employee had left the Company, and that if the Employee will not act as specified in this Section, the Company will endorse the fines and/or reports as aforesaid, to the name of the Employee.

6.4.	Should the Employee not pay the deductable amount and/or the fines as aforesaid, the Company will be entitled to pay the amount of the deductable and/or the amounts of the fines and the Employee hereby gives the Company an irrevocable instruction to deduct such amounts from any amount which he will be entitled to from the Company.

6.5.	The Company shall provide the Employee, for the purpose of fulfilling his Office, a cellular phone. The Employee will be entitled to use the cellular phone for the purposes of the work and within his Office. The Company shall bear all of the fixed and current expenses incurred in respect of the cellular phone, up to an amount of NIS 300 per month. Tax in respect of the use value which will apply shall be deducted from the Employee's Monthly Salary according to law.

7.	The Agreement Term

7.1.	This Agreement is for an unlimited period which will begin on December 15, 2013 (the "Agreement Term") and subject to the following.

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7.2.	As aforesaid in this Agreement and without derogating from the provisions of Section 7.1 above, the period commencing on the Agreement commencement date and ending three months thereafter, will be the Trial Period. During the Trial Period, the Company shall examine the suitability of the Employee for the position and his compliance with his representations and commitments as specified in this Agreement.

7.3.	Cancelled.

7.4.	After the Trial Period, each party will be entitled to terminate the Agreement by an advance notice according to law.

7.5.	During the entire Agreement Term, the Company shall be entitled to terminate the Agreement immediately, with no advance notice, upon the occurrence of one or more of the following events:

7.5.1.	If the Employee shall be convicted in a criminal offence, except for a technical offence or one of strict liability, or if an indictment shall be filed against him in a criminal offence which is a felony or criminal act.

7.5.2.	If the Employee breached his fiduciary duty towards the Company and/or will not act and/or operate with loyalty and/or credibly and/or honestly towards the Company and/or therefor.

7.5.3.	The Company found out that the Employee's representations in Section 2 of this Agreement and/or his undertakings, as specified in Section 3 above are untrue and/or incorrect and/or are invalid;

7.5.4.	The Company found out that he Employee had breached any of the provisions of Sections 8-9 below;

7.5.5.	The Employee breached the Agreement and did not correct the breach, even though he had received a 30 day notice or a shorter notice, according to the urgency of the matter and/or committed a severe disciplinary offence in circumstances which entitle the employer to dismissal without severance pay.

7.6.	For avoidance of doubt it is agreed, that in each of the cases specified in paragraph 7.5 above, the dismissal shall enter effect immediately, without requiring the provision of advance notice or payment in respect thereof.

7.7.	Upon the termination of the Employee's work at the Company for any reason, the Employee shall transfer his Office in a full and orderly fashion to any person that the Company shall instruct him, and will deliver to the Company all of the documents, information, equipment and material which he received as the Company's employee or that had been prepared by him in respect to his work at the Company.

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8.	Confidentiality

8.1.	The Employee hereby undertakes to keep in confidence and not to disclose, show, deliver, whether during his employment term or thereafter, with no limitation on time, to any person or body, in Israel or worldwide, trade, professional, business and other secrets of the Company, or knowledge and/or information pertaining to the Company or related directly or indirectly to the Company, its property, business and interests, its customers, suppliers, the persons or entities who were or are in contact with the Company, including, but without derogating from the generality of the aforesaid – creation, concept, invention, copyright, patent, fabrication, design and any intellectual property right, improvement, idea, process, knowledge, conclusions, human resources management and salary determination, terms of agreements in which the Company is engaged, and documents of the Company – all whether the said secrets and/or knowledge and/or information reached him directly or indirectly, within his work and/or during his work and/or in the process of his work and/or as a result of his employment and/or due to his Office and whether they reached him directly or indirectly, in any other manner whatsoever. The Employee hereby confirms that the secrets and/or knowledge and/or information as aforesaid are the Company's exclusive property and that he has no and will have no claims of any type whatsoever in respect thereto or deriving therefrom.

8.2.	The Employee hereby undertakes not to make use of any kind, in Israel and worldwide, of the secrets and/or knowledge and/or information specified in Section 8.1 above, except if – and only to the extent such is necessary – for the purpose of performing his office at the Company. The Employee undertakes thereby not to utilize the said secrets and/or knowledge and/or information in Israel and/or abroad, for his purposes that are personal and/or for his work in another workplace, without limitation of time and place.

9.	Intellectual Property

Without derogating from the undertaking annex attached to this Agreement, any confidential information, including a creation, concept, invention, improvement, idea, process, knowledge, conclusions, copyright, patent, fabrication, perfection, design, development and any other intellectual property right and so forth – which had been developed or invented by the Employee, alone or in cooperation with others, while or during or in relation to his work at the Company, will be the Company's exclusive property, and the Employee will have no right of ownership and/or royalties and/or consideration and/or any other right in respect of such information. Any implementation, analysis, commercialization, marketing, sale and/or any other use of such analysis and/or invention, will be according to the Company's sole and absolute discretion. It shall be clarified that the consideration paid to the Employee according to this Agreement includes also consideration for possible inventions which had been developed or invented by the Employee, alone or in cooperation with others, within or during or following or in respect of his work at the Company and the Employee will not be entitled to any additional or separate consideration in case of an invention which he had reached.

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The Employee will be estopped and barred from making claims against the provisions of this Section 9 above, both claims resulting from the Israeli law and claims resulting from any foreign law, and will be prevented from approaching any foreign tribunal and/or judicial and/or administrative instance. It is agreed that any dispute between the Employee and the Company in respect of the provisions of this Section 9 above, including claims resulting from any foreign law, will be decided exclusively by the competent courts at the Central District of Israel and only by them. Any dispute between the Employee and the Company will be subject only to the Israeli law.

The provisions of this Section will apply also after the end of the term of this Agreement, for any reason, or following the expiration of this Agreement, all with no limitation on time and place.

10.	Remedies in case of breach of the Confidentiality and Intellectual Property Provisions

10.1.	The Employee agrees that the breach of the provisions of Sections 8 and/or 9 above will be deemed as a fundamental breach of this Agreement and will deny the Employee of his right to payments from the Company, including: severance pay; advance notice payment as well as other social benefits, all subject to the provisions of any law.

10.2.	The Employee knows and understands that upon the breach of Sections 8 and/or 9 above by the Employee, the Company shall petition to the court for an injunctive relief against the Employee and/or anyone on his behalf and/or against any third party related to the Employee's acts and/or omissions, as well as with a monetary tort claim against them in respect of the damage which will be caused to the Company, without derogating from any other remedy to which the Company will be entitled by virtue of this Agreement and/or according to any law.

10.3.	Without derogating from the aforesaid, the Employee irrevocably and conclusively waives any right to the remedy of an injunction and/or mandatory injunction against the employer and any claim and/or demand of the Employee will be solely for monetary remedy.

11.	Exclusivity and Non Competition

The Employee undertakes not to engage, work, participate and/or consult, directly or indirectly, whether himself or through others, whether as a hired employee, independent or freelancer, or in any other manner, in a business, position, work or any other occupation which competes and/or might compete with the Company's business, both during the Employment Term as defined above and during a period of additional 12 months from the date of termination of the employment term for any reason whatsoever.

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12.	Miscellaneous

12.1.	It is agreed that the provisions of this Agreement exhaust the agreements between the parties, and any promise, undertaking, consent, memorandum of understanding, representation made between the parties, if made prior to the execution thereof, whether in writing or orally, are hereby null and void, and have no evidential use against the Company.

12.2.	Any change in the terms and provisions of this Agreement requires another written document which will be executed by the parties to this Agreement.

12.3.	The parties agree that the sole and exclusive jurisdiction, in all matters related to the rights deriving from and/or related to this Agreement, will be of the competent courts in the Central District.

12.4.	In case that it shall be decided that any provision or provisions of this Agreement is/are unenforceable or have no effect whatsoever, such will not affect or prejudice the legality, validity and enforceability of the remaining provisions of the Agreement which are not related to or deriving from the invalid charge.

12.5.	Any delay in the enforcement proceedings of any right according to this Agreement and according to any law will not be deemed as a waiver of such right or any other right and will not prevent the possibility of claiming remedies due to the breach of the right, including the enforcement thereof at a later date.

12.6.	The parties undertake to fulfill all of their undertakings in this Agreement with loyalty, in good faith and based on trust relations.

12.7.	The parties' addresses are as specified in the preamble to this Agreement. Any notice provided by one party to the other, will be deemed as having been received within 3 business days from the date of delivery thereof by registered mail, or upon its delivery by a messenger, whichever is earlier.

13.	After the Trial Period

Subject to and without derogating from the provisions of Section 2.5 above, upon the successful completion of the Trial Period and subject to the approval of the Company's board of directors, the Employee's office definition will be changed to VP Business Development and Medical Affairs who reports directly to the CEO. In addition and subject to the board approval, options will be granted in accordance with the Company's compensation policy. Subject to the continued employment of the Employee after the Trial Period, the remaining engagement terms with the Employee will remain unchanged.

In Witness whereto the parties have hereto set their hands:

/s/ Zeev Weiss and Nir Sassi	/s/ Liat Flaishon
The Company	The Employee

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Annex A

General Approval (Combined Version) Regarding Employers’ Contributions to

Pension Funds and Insurance Funds in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer's Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer's Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b)	To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

[1]	Statues 5723, p. 136.
[2]	Regulations 5724, p. 1302.

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(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

(2)	By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard "Entitling Event" means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social Affairs

Signature of employee:

[Signature]

Date: November 25, 2013	Signature:	/s/ Liat Flaishon

[3]	Amendment: Official Gazette 4803, 5760 (September 19, 1999).

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Annex B

Letter of Undertaking for confidentiality/non competition/endorsement of intellectual property rights

Made and executed on November 25, 2013

Between Liat Flaishon I.D. 02226959-1 (the "Employee")

and Intec Pharma Ltd. Company Number 513022780 from Jerusalem, 12 Hartom st. (the "Company")

1.	Confidentiality

Without derogating from the definition of "Confidential Information" in the employment agreement to which this Letter of Undertaking for Confidentiality/Non Competition/Endorsement of Intellectual Property Rights ("This Agreement") is an annex (the "Employment Agreement"), "Confidential Information" includes research and development pertaining to existing or future products, inventions, hardware, computer software, databases, chart, technique, drawing, idea, process, manufacturing method, formula, procedure, business plan, clients, financial information, marketing plans and any trade secret (whether patentable or not), improvements and knowledge pertaining to the aforesaid, and any information or data related or pertaining to the technology, products or services of the Company or of companies affiliated thereto (existing, potential or future), or pertaining to the business of the Company or of companies affiliated thereto (existing, potential or future) in any other manner, including any business information pertaining to clients and suppliers, whether tangible or not, and any other trade secret, as defined in the Law of Commercial Torts, 5759-1999, of the Company or of a company affiliated thereto. The aforesaid will not apply to information which had been made public domain by the Company or in any other legal manner.

1.1.	The Employee shall maintain the confidentiality and secrecy of any Confidential Information as defined above, which had reached the Employee's knowledge during the provision of the services or the engagement with the Company or an affiliated company thereof or as a result therefrom, and the Employee will not disclose, use, publish or otherwise expose, directly or indirectly, Confidential Information as aforesaid at any time during or after the expiration of the term of his employment by the Company, with no limitation of time and place, without the explicit approval of a competent representative of the Company in advance and in writing.

1.2.	Any Confidential Information, whether it is in written material, documents, computer software and/or hardware, electronic media, magnetic media, servers or in any other form or manner (all hereinafter: the "Documents") including notebooks, notes, memos, records, diagrams, drawings, bulletins, formulas, reports, computer programs, other information of any type whatsoever which reached the Employee's possession or which was prepared by the Employee or by others, is the Company's or an affiliated company's exclusive property, as the case may be. The Employee hereby undertakes to return to the Company Documents as aforesaid or any other material which belongs to the Company that is in his possession (a) if he was requested to do so by the Company or (b) upon the termination of the Employee's employment by the Company, whichever is earlier, and if he was requested to do so by the Company, to sign a written statement in which he will confirm that he has carried out the aforesaid.

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1.3.	It is clear and understood by the Employee that all of the confidential information is material business information which is the property of the Company or of companies affiliated thereto, or of third parties to whom the Company or the affiliated companies thereto have a duty of confidentially, which is not public domain and which may not easily be discovered by others, whose confidentiality provides the Company or affiliated companies thereof, a commercial advantage over their competitors, and that the Company takes reasonable measures to maintain the confidentiality thereof.

1.4.	The Employee's undertakings according to this Agreement are towards the Company and any parent company, subsidiaries, affiliated companies and anyone which shall replace it according to law, as in effect from time to time.

1.5.	The Employee's undertakings pursuant to this Section, will remain in effect after termination of the Employee's employment, according to the Employment Agreement.

2.	Non Competition

2.1.	The Employee agrees that during the term of the Employment Agreement and for twelve months following termination thereof, for any reason whatsoever, he will not engage, be involved or affiliated in any manner, or employed, directly or indirectly, alone or together with others, for himself or as an agent, broker, manager, licensor, employee, officer, director, partner, member of a joint venture, shareholder, investor, consultant or otherwise, and without the Company's prior written notice, in any business or venture, anywhere in the world, which engages in any activity within which (a) there are products or services which compete with products or services of the Company, or with products or services of the Company's affiliated companies pertaining to the Company's business, as they were upon the termination of the Employees' employment (b) there are information, processes, technology or equipment in which the Company has a proprietary right, or in which a company affiliated to the Company has a proprietary right, and which are related to the Company's business which exist currently or will exist in the future, or which are based on technology similar to that which was developed by the Company. The aforesaid will not apply to (a) holding securities in any company whose shares are traded in public on the stock exchange which received international acknowledgement, provided that such holding will not exceed 1% of the issued share capital of a public company as aforesaid, and the Employee does not fulfill an active office in a public company as aforesaid as a director, employee, consultant (including independent consultant) or any other active position, or (b) non-commercial activities which constitute de minimis.

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2.2.	The Employee agrees, that for the period of the Employee's employment by the Company and for a period of 24 months from the date of termination of his employment, for any reason whatsoever, the Employee will not solicit or encourage, directly or indirectly, himself or within a business in which the Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose and at any place, a person who was employed by the Company or an affiliated company thereof, to terminate their employment with the Company or a company affiliated thereto, as the case may be.

2.3.	The Employee agrees that for two years from the date of termination of engagement in the Employment Agreement, he will not employ, directly or indirectly, a person who was employed by the Company or a company affiliated thereto, during the two years which preceded the engagement termination date, as aforesaid.

3.	Endorsement of Intellectual Property Rights

3.1.	For the purposes of this Annex, the following definitions shall apply:

"Inventions" mean, inter alia, any invention, discovery, idea, improvement, change, betterment, document, software, hardware, firmware, creation, form, mask works, work, chart, original creation, formulas, techniques, methods, systems, processes, compositions of material, databases, knowledge, information and trade secrets, which were created, invented, discovered, developed, composed or processed by the Employee during his employment or twelve (12) months thereafter (or the maximal period permitted by law if its shorter), in whole or in part, or that the Employee's efforts contributed to the creation thereof, independently or in cooperation with others, whether patentable or protectable by virtue of copyrights or another protection or not, and:

(a)	Which are related, directly or indirectly to the Company's business, as defined in the Employment Agreement, including a platform for gastric drug retention or which were created while using the Company's equipment; or

(b)	Which are related to existing research and development or in respect of which it can be proven that they are being planned, pertaining to the Company's business, or research and development as aforesaid of the Company's affiliated company; or

(c)	Which are developed, in whole or in part, during the Company's working hours, or by using equipment, supply, facilities or confidential information of the Company or of a company affiliated thereto.

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"Trade Secrets" mean "trade secrets" as defined in the Law of Commercial Torts, 5759-1999, and any record, software, hardware, form, client list, knowledge and information of any type or nature, pertaining to the Company's business, in the past, present or future, or any plans in respect thereof, or pertaining to the business of a third party, in the past, present or future, or to any plans in respect thereof (including any object or information in any form whatsoever in respect of which it had been provided in law that is a trade secret) which reached the Employee's knowledge, which the Company does not disclose to third parties with no restrictions on use or restrictions on the disclosure to other third parties.

3.2.	Without derogating from any other provision of law:

a.	The Employee will put into writing, and will expose before the Company or a company affiliated thereto, together with explanations, any invention and will conduct accurate records regarding the contemplation of any invention and implementation of the idea. Such records will be the Company's exclusive property, and the Employee will deliver possession in the records to the Company, upon the termination of his engagement with the Company.

b.	The Employee hereby assigns to the Company or to the affiliated companies thereof, with no additional consideration to the Employee, the full and exclusive rights, ownership, possession and title in the Inventions, and in all of the proprietary and intellectual property rights therein, and in the proprietary and intellectual property rights deriving therefrom or based thereon, both in Israel and abroad. The Employee will sign any assignment, statement or other document which will be prepared by the Company for giving effect to the aforesaid. The Employee hereby confirms and will confirm in the future the exclusive intellectual property rights of the Company and of affiliated companies thereof, in Israel and abroad, in all of the Inventions.

c.	During the Employment Agreement term and thereafter, the Employee shall provide the Company with any reasonable information, document and assistance which the Company shall require in order to prepare, perform and complete the registration of the proprietary rights, intellectual property and his patent in the Inventions and the trade secrets and the rights as aforesaid deriving from the invention and in the trade secrets or which are based thereon, to protect them or enforce them, in any jurisdiction according to the Company's discretion. The Company, according to its sole discretion, will determine the scope of the rights as aforesaid in the inventions and trade secrets or deriving therefrom, if there shall be such, which must be protected. Such assistance includes the preparation of documents, drawings and other data, and the signing of right assignment documents, applications and other forms. Any such information, document and assistance will be provided to the Company by the Employee with no additional cost for the Company, except for out-of-pocket cash expenses actually incurred by the Employee upon the Company's request.

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d.	During the Employment Agreement term and thereafter, the Employee will maintain the secrecy and confidentiality of the Inventions as if they were Confidential Information pursuant to this Agreement, will not expose them to others without obtaining prior written permission from the Company and will not use such Inventions for any purpose whatsoever, except for the purpose of performance of services for the Company.

4.	Remedies

It is clear to and understood by the Employee that the breach of the undertakings included in this Agreement or any part thereof, shall cause the Company or affiliated companies thereof severe and irreversible damage. In view of the aforesaid, the Employee agrees that in case of such breach or anticipated breach, the Company, the Company's affiliated company or anyone to whom the Company or an affiliated company thereof had assigned their rights to, will be entitled, without prejudice to any rights, and in addition to other rights, remedies and compensation available thereto by law or equity, to a preliminary or perpetual injunction, or any other possible equitable remedy, in order to prevent or remove the breach or the attempted breach of this Agreement by the Employee or by any person or entity acting for him or on his behalf. In case that proceedings had been initiated for enforcement of the terms of the restrictions in the Agreement as aforesaid, the lawfully winning party will be entitled, in addition to any other remedy, to the restitution of any reasonable amount in respect of legal fees and other expenses which were involved in the measures initiated, both in the trial court and in the court of appeals, and in any bankruptcy proceeding. In case that a competent court shall decide in a final decision that is no longer appealable, that the scope, duration of time or geographic boundaries specifically determined in any of the restrictions set forth in the Agreement are too extensive for enforceability, the said court will be authorized, and the parties to this Agreement agree and determine hereby, that such court will amend the terms of the restrictions as aforesaid and will enforce the terms according to the scope, duration of time and geographic boundaries which it will deem just and appropriate, while taking the parties' intention into account.

5.	Confirmations and Representations

The Employee hereby represents and confirms the following:

5.1.	The Employee's undertakings for non competition and confidentiality according to this Agreement are fair, reasonable and proportionate and were intended to protect secrets and confidential information of the Company and affiliated companies thereof, which are the essence of the Company's protectable business and commercial advantages in which significant capital has been invested.

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5.2.	Breach of his aforesaid undertakings – will be contrary to the special fiduciary and loyalty relations between the parties as employee and employer, to proper commerce practices, and to the duty of good faith and fairness between the parties, it will prejudice the Company's business, and will constitute a fundamental breach of This Agreement and of the Employment Agreement.

5.3.	It is clear to and understood by the Employee, that the limited time period and the geographic area as specified in this Agreement are reasonable in view of the nature of the Company's business and the knowledge of the Employee pertaining to the Company's business.

5.4.	The Employee represents that his undertakings pursuant to this Section, which are reasonable and proportionate – do not prevent him from developing the general knowledge and professional expertise in the field of his occupation, in respect to parties who are not customers or employees of the Company, and without stealing the Company's secrets.

5.5.	The Company will be entitled to assign the undertakings of the Employee thereto in this Agreement. The Employee will not be entitled to assign or to transfer to another his duties pursuant to this Agreement without the Company's prior written approval. This Agreement binds the Employee's heirs, permitted assignees and anyone who shall come in his lieu according to law.

/s/ Liat Flaishon	/s/ Zeev Weiss and Nir Sassi
The Employee	Intec Pharma Ltd.

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Annex C

Procedure for prohibition of abuse of inside information

Preamble

This procedure is designated for officers at Intec Pharma Ltd. (the "Company"), including directors, CEO, VP's and other senior officers directly subject to the CEO as well as for the Company's employees.

Prohibited use of Inside Information exposes both the user and the Company to civil and criminal sanctions and is liable to cause the Company significant financial and reputational damage. Therefore, this procedure is designated to clarify what is permitted and prohibited in this field and to present the "do's" and "don'ts".

Basic Terms

Inside Information definition

The Securities Law, 5728-1968 (the "Law") sets forth a prohibition of the use of Inside Information in a company whose securities have been offered to the public pursuant to a prospectus or are traded on the stock exchange and are in the hands of the public, including a subsidiary4 and an affiliated company5 of the same company. Such prohibition is one of the cornerstones of Securities laws and it is based on the aspiration to create a capital market in which fair and equal competition occurs.

Inside Information is defined in the law as "information about development in the company, a change in its condition, anticipated development or change, or other information about the company which is not known to the public and which had it become known to the public, it could have caused significant change in the price of a security of the company or in the price of another security, of which a security of the company is an underlying asset"6.

The aforesaid definition does not set forth a closed list of types of information which are included therein, and therefore, extensive room for interpretation by the courts remains in this context. Following is a non exhaustive list of examples for Inside Information:

•	Engagement of the Company in a material transaction. In this matter, the materiality of the transaction will be examined, inter alia, according to its immediate and/or future financial scope.

4 Section 1 of the Law determines that a "Subsidiary" is: " accompany in which another company holds fifty percent or more of the par value of the issued share capital thereof or of the voting power therein or is entitled to appoint half or more of the managers or the general manager thereof:

5 Section 1 of the Law determines that an "Affiliated Company" is: "an associated company as well as a company, in which another company who is not its parent company, invested an amount which is equal to twenty five percent or more of the equity of the other company, whether in shares or otherwise, except for a loan which is given in the normal course of business".

6 Section 52A of the Law.

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•	Cancellation of a material transaction.

•	Grant or receipt of a merger offer.

•	Purchase or sale of a material asset of the Company.

•	Initiation of legal proceedings with potential material effect on the Company or a decision in such proceedings.

•	Financial data, financial results, projections or profits in the Company or in a subsidiary or in an associated company.

•	Retirement or replacement of senior officers at the Company.

•	Decision regarding dividend distribution.

•	Any material decision of the Company's management or board of directors.

•	Other material business information.

It shall be emphasized that procedures pertaining to the issues specified as aforesaid, might be deemed as "Inside Information", for example the existence of negotiations regarding a material engagement or the purchase of a material asset, financial statements draft, a material resolution proposal submitted to the Company's board of directors and so forth.

Inside Information shall be deemed as such which had been published to the public only after distributed among the investing public and absorbed thereby. The Law determines that information is not deemed as Inside Information if the ISA or the stock exchange received a report regarding the information and the ISA or the stock exchange published it, or it had been otherwise published in the accepted manner for bringing such information to the public's knowledge, and a trade day at the stock exchange had elapsed, after the publication date as aforesaid; should the ISA or stock exchange fail to publish the information within four days from the date on which it was reported, the information shall cease being Inside Information upon the expiration of such period"7.

It shall be stated that in the decision from October 6, 2011, the Securities Authority (the "ISA") decided that in the opinion of the ISA staff "information is not deemed as information which is unknown to the public (and therefore it is not deemed as "Inside Information") if 30 trade minutes had elapsed from the date on which the information was released to the public on the distribution system of the ISA (the Magna)". It was further stated, that during the 30 minutes in which the information is released on the Magna system, it can be examined by the public and be expressed in the security price on the stock exchange"8.

7 Section 52F(a) of the Law.

8 The ISA's staff position in respect of a preliminary directive application of the Trust Investment Funds Managers Union (Registered Association) dated October 6, 2011.

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The ISA further determined in that decision that the existence of the presumption described above does not deny the possibility to prove the public knowledge in respect of the information in another manner as well. For example, if a material claim was filed against the Company and the fact of the filing thereof had been published in the press before the complaint had been served to the Company, and in any case before the Company had reported to the public regarding the filing of such claim, the Company will be entitled to claim that the information which was included in the journalistic publication, is public information which does not constitute "Inside Information".

The possible effect of the information on the Company's security price is a forward-looking hypothetic examination. The examination as aforesaid is done on the date of actual performance of use of the Inside Information and before the Inside Information had been released to the public.

Insiders at the Company

The Law determines that an insider in a company is9 -

1.	A Director;

2.	CEO;

3.	A shareholder holding[10] five percent or more of the par value of the issued share capital or of the voting power at the Company or who is entitled to appoint one or more directors at the Company (a "Key Shareholder at the Company");

4.	Another person whose status or position at the Company or his relations therewith gave him access to Inside Information on the date which use of Inside Information was done or within the six months which preceded such date;

5.	A spouse, sibling, parent, parent of a parent, descendant, or descendant of the spouse, or the spouse of any of these ("Family Member") of any of those listed in Sections 1-4 above;

6.	A corporation controlled[11] by one of those listed in Sections 1-5 above.

9 Section 52A of the Law.

10 Section 52A of the Law stipulates that "holding" is: "whether alone or with others, whether directly or indirectly, through a trustee, a trust company or a transfer agent or in any other manner; when holding is by a company – also by a subsidiary by implication, and when holding by an individual, an individual and his family members living with him, or that the livelihood of one is upon the other, will be deemed as one person:

11 Section 1 of the Law determines that "control" is: "the ability to direct the activity of a corporation, except for the ability deriving solely from the fulfillment of a position of director or another position in the corporation, and a person is presumed as controlling a corporation if he holds half or more of a certain type of the means of control in the corporation". Section 1 of the Law determines that a "Means of Control" is: "(1) the voting right at a company's general meeting or an equivalent entity of another corporation; (2) the right to appoint directors of the corporation or his general manager".

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Use of Inside Information

The Law defines as use of Inside Information, both the direct action pertaining to the performance of a transaction12 in a security of the Company while the maker of the transaction or the Company are in possession of Inside Information, and the indirect transaction pertaining to the delivery to another of Inside Information or an opinion on a security of the Company, by anyone who holds Inside Information, while he knows or there are reasonable grounds to assume that such other will use the Inside Information or the opinion delivered thereto.

The Law stipulates in this context a presumption according to which "should a key insider at a company purchase securities of the company in which he serves as a key insider or other securities of which the company's securities are an underlying asset, within three months from the date on which he sold such securities or he sold such securities within three months from the date on which he bought such securities, it shall serve as prima facie evidence that he had used the Inside Information which is in his possession, unless he shall prove that he had no Inside Information in his possession at the time of sale or purchase, or that in the circumstances of the matter he probably had no Inside Information in his possession at the time"13.

The Law determines that a key insider in a company is –

1.	A director, CEO, deputy CEO, VP, comptroller and internal auditor and anyone fulfilling such a position, even if the title of the position is different as well as an individual who is a key shareholder at the Company;

2.	A Family Member of any of those listed in Section 1 above;

3.	A corporation controlled by one of those listed in Sections 1-2 above.

Criminal Liability

The Law determines that an insider at a company who uses Inside Information which is in his possession, is liable for five years of imprisonment or a maximal fine of approx. one million NIS. Within the Improvement of Enforcement Proceedings in the ISA Law, 5771-2011 (the "Improvement of Enforcement Proceedings Law") a more severe maximal fine was set forth, in respect of a corporation, of approx. five million NIS.

The Law determines that anyone who uses Inside Information which had reached his possession, directly or indirectly from an insider at the Company, is liable for two years of imprisonment or a maximal fine of approx. NIS 200,000. Within the Improvement of Enforcement Proceedings Law a more severe fine was set forth, in respect of a corporation, in the amount of approx. one million NIS.

12 Section 52A of the Law determines that a "transaction" is: "the sale, purchase or exchange of a security, signing a security or an undertaking for the performance of each of those, whether the person is acting for his own benefit or acting to the benefit of another, and even if he acts through an agent or a trustee".

13 Section 52E of the Law.

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It shall be stated that the law allows a company in whose security a transaction was made while using Inside Information, to claim the profit deriving from such transaction from such person. Namely, the amount of the difference between the price of the security in which the transaction was done and its price soon after the Inside Information became known to the public14.

Also, the use by a person of Inside Information, could constitute breach of a fiduciary duty or a contractual duty, and in such case, create tortious or contractual liability.

Administrative Proceeding

The Improvement of Enforcement Proceedings Law set forth a mechanism of administrative enforcement, which was intended to make the provisions of the Law more efficient, inter alia. A seventh supplement was added to the Law, in which a list of administrative offences according to their severity is detailed in three parts, while the intensity of the punishment is adapted to the level of the breach severity. In this framework it was determined that for breach of the use of Inside Information it will be possible to initiate an administrative proceeding. Breach of the use of Insider Information was classified as a very severe breach in respect of which it will be possible to impose on an individual breaching party a maximal monetary sanction of approx. one million NIS and on a breaching party which is a corporation, a maximal monetary sanction of approx. five million NIS.

Defenses

The defenses stipulated in the Law15 were designated to release from criminal and civil liability in a case which the performer of the transaction acted with no connection to the Inside Information or when the Inside Information was not underlying the performance of the transaction. The burden to prove the defenses as aforesaid lies on the shoulders of the defendant and the level of proof thereof is according to the balance of probabilities.

The aforesaid defenses are divided into defenses granted to specific entities acting by virtue of the authority given to them within their position or with no connection to the Inside Information (such as office holders, agents, trustees etc.), defenses granted due to the existence of a legitimate purpose for the performance of the transaction (such as a transaction which is a good faith performance of an underwriting contract) and perimeter defense (such as a transaction outside the stock exchange with a person who also had possession of the Inside Information).

"Do's" and "Don’ts"

General Provisions

•	As a general rule, use of Inside Information will only be done for the purpose for which it was created or delivered.

14 Section 52H of the Law.

15 Section 52G

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•	The delivery of Inside Information must be restricted only to entities in the Company required thereto for the fulfillment of their position or to the extent such is relevant externally, such as auditors, legal counsels, parties to the transaction etc. For example, the finance personnel at the Company will not discuss the Company's financial results for as long as such constitute "Inside Information" with an entity who is not part of the Company's management or the Company's finance department.

•	To the extent possible, Inside Information delivered or created in writing must be marked with a sign such as "Sensitive Information", "Confidential – Internal" etc.

•	External entities being exposed within their position to Inside Information of the Company, must be informed regarding the sensitive nature of such Inside Information. It shall be emphasized that such informing is not required in case of disclosure to the attorneys and/or auditors of the Company.

•	Third parties with whom the Company engages and who might be exposed to Inside Information, intentionally or unintentionally, must sign confidentiality agreements which include also specific reference to the prohibition on the use of Inside Information.

•	Proper data protection measures must be used in order to prevent and/or restrict access to computers and/or databases of the Company on which Inside Information is stored (mainly, but not only, desktops or laptops which are used by key insiders at the Company and/or the finance department staff).

•	The provision of "hints", "indications" etc. must be avoided, regarding potential effect of Inside Information without the provision of such information. General statements such as "very good things are happening at the Company" or "after we release the financial statements the share will fly", could constitute Inside Information the use of which is prohibited.

•	In general, it is preferable that the conduct vis-à-vis investors, analysts and capital market entities, within which Inside Information could be exposed, will only be done by officers who had been appointed therefor by the Company's CEO.

•	The provision of Inside Information in a selective or arbitrary manner must be avoided.

•	"Inside Information" is not limited strictly to information pertaining to the Company directly. Information pertaining to other traded companies, such as information regarding an anticipated collapse of the Company's competing company, could constitute Inside Information the use of which is prohibited.

Financial Statements

•	As a general rule, the period from the initial formulation of the Company's quarterly and/or annual financial statements and until the release thereof, is an especially sensitive period, especially in all matters pertaining to the concern of using Inside Information.

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•	According to the aforesaid, anyone who had been exposed to the Company's draft financial statements, including his Family Members as defined above, are mandated to avoid the performance of a transaction in the Company's securities and/or the derivatives thereof, for so long as the financial statements have not been released as aforesaid at the public.

•	For the sake of good order, it is recommended that the employees and Insiders at the Company will avoid the performance of transactions with the Company's securities during the period from the date of release of its quarterly financial statements and until the lapse of two business days from the date on which such statements had been released, and within the period from the date of release of its annual financial statements and until the lapse of three business days from the date on which such statements had been released.

Repurchase of securities

•	As a general rule, and subject to the provisions of law, any company may perform repurchase of the securities which had been issued thereby, without the approval of a court and subject to the distribution rules.

•	However, repurchase of securities which might, in itself, be carried out for legitimate financial reasons, is liable sometimes to raise suspicion of violation of the prohibition of use of Inside Information.

•	The law determines that a corporation will not bear liability for a transaction in securities which was made by the corporation while the corporation or the employee thereof had Inside Information pertaining to the transaction, if the corporation proved that the employee or director who performed the transaction had no such Inside Information and that there is a reasonable explanation for the performance of the transaction[16].

•	In a position statement dated July 26, 2010, the ISA set forth a safe harbor defense in the repurchase of securities by a corporation[17]. Such defense will be available to the Company if several conditions, as stipulated in the position statement as aforesaid will be fulfilled. In a nutshell it may be said that if the repurchase is being carried out under a mechanism of "automatic pilot", the safe harbor defense shall be established.

In further detail:

o	The Company must form a written repurchase plan which will set forth parameters of quantity, price and date for performance of the securities purchase;

o	The Company must set forth an irrevocability provision of the plan so that the Company cannot interfere and amend or withhold or affect the performance of the purchases after adoption of the plan;

16 Section 52G(b) of the Law.

17 Legal position number 198-19: Safe Harbor defense in the repurchase of the securities by the corporation dated July 26, 2010.

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o	A commencement date for the plan will be set forth, which will be after the lapse of one trade day from the release date of the first financial statement after adoption of the plan, in order to allow the investing public to absorb the information contained in the financial statement prior to the commencement of the plan;

o	The repurchase will be carried out through an independent external entity (member of the stock exchange);

o	A maximal bar for repurchases per day shall be set forth.

It shall be clarified that it is possible to carry out repurchase of securities also without compliance with the safe harbor defense, however in such case, there shall be exposure of the Company and those acting on its behalf. Also, the safe harbor defense will not apply to the purchases of individuals, including interested parties and officers of the Company, who purchase securities of the Company for themselves. Namely, insiders in the Company will not be able to defend against a claim of making a transaction while using Inside Information, based on the claim that they had directed a member of the stock exchange in advance to buy and sell securities of the Company under certain conditions.

I confirm that I have read the aforesaid procedure and that its meaning is clear to and understood by me.

/s/ Liat Flaishon
Liat Flaishon

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